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Exhibit 10.68

Form of Employee Retention Agreement

        This Employee Retention Agreement (the "Agreement") is entered into between Liberate Technologies, 2 Circle Star Way, San Carlos, California ("Liberate") and                         ("you") as of March 14, 2003 (the "Effective Date"), [superseding the Employee Retention Agreement entered into by the parties as of June    , 2002."]

        Payment Upon a Termination Event.    In order to secure your continued services, Liberate and you hereby agree as follows:

        Upon a Termination Event, consisting of both:

  (a)
  A Change in Control (as defined in Exhibit A to this Agreement, which is hereby incorporated into this Agreement) that is followed within one year by

  (b)
  Your Actual or Constructive Termination, which will consist of Liberate's termination of your employment (other than for Cause, as defined below) or your resignation of your Liberate employment due to any of the following changes made without your written consent: (i) a reduction in the scope, level, or nature of your responsibilities; (ii) a reduction in your title or the level of your reporting relationship or authority in the surviving entity and parent; (iii) a reduction in the overall economic value of your compensation, equity incentives or benefits (including the failure to offer you in connection with such Change in Control at least as favorable economic value following such Change in Control as you had prior to such Change in Control), with the economic value of options in each case measured based on their intrinsic value; (iv) a material change in or failure to maintain your office or office equipment and services; (v) a material reduction in the number or level of your staff (other than your pro rata share of company-wide reductions); or (vi) the relocation of your principal place of employment beyond 30 miles from its current location ((a) and (b) together constituting a Termination Event),

        Liberate will, within thirty days of the Termination Event, pay you twice your total taxable compensation for the prior fiscal year, with a minimum payment of $500,000 and a maximum payment of $750,000.

        For these purposes, "Cause" consists of: (i) reckless or willful misconduct in the performance of your duties to Liberate; (ii) repeated unexplained or unjustified absence from Liberate; (iii) commission of any act of fraud, embezzlement, or dishonesty with respect to Liberate; (iv) intentional unauthorized use or disclosure of confidential information or trade secrets of Liberate (or any parent or subsidiary of Liberate); or (v) any other intentional misconduct that materially harms the business affairs of Liberate (or any parent or subsidiary). These provisions do not constitute all of the acts or omissions that may be grounds for dismissal for purposes other than this Agreement.

        You will be solely responsible for any taxes that may be incurred as a result of such payments and Liberate will withhold applicable taxes from them.

        "Golden Parachute" Limitations on Accelerated Payments.    If Liberate's independent auditors (and if they are not able to perform this evaluation, another nationally recognized accounting firm selected by Liberate) determines that you would receive a greater after-tax benefit if it reduced any amount payable under this Agreement (for example, due to application of Section 4999 of the Internal Revenue Code relating to "excess parachute payments"), Liberate will pay you the reduced amount calculated to provide you with the maximum after-tax value. If the independent auditors subsequently determine that the correct amount differs from the amount paid to you, any under- or over-payment will be repayable within three months from the notice of the revised determination and bearing interest at the applicable federal rate (provided in section 7872(f)(2) of the Internal Revenue Code of 1986, as amended) from the date of the under- or over-payment.

        Arbitration.    The parties waive trial before a judge or jury and agree to arbitrate with the JAMS arbitration service any dispute relating to this agreement or your recruitment, employment, or termination, except for claims relating to worker's compensation benefits, unemployment insurance, or intellectual property rights. The arbitrator's decision will include written findings of fact and law and will be final and binding except to the extent that judicial review of arbitration awards is required by law. JAMS procedural rules will govern the arbitration, except that the arbitrator will allow discovery authorized by the California Arbitration Act and any additional discovery necessary to vindicate a claim or defense. The arbitrator may award any remedy that would be available from a court of law. You may chose to hold the arbitration either in San Mateo County, California or the county where you worked when the arbitrable dispute first arose. The parties will share the arbitration costs equally (except that Liberate will pay the arbitrator's fee and any other cost unique to arbitration) and will pay their own attorney's fees except as required by law or separate agreement. This Agreement is governed by the laws of the State of California without regard to its conflict-of-law rules.

        Mutual Release of Claims.    As a condition of receiving the payments under this Agreement and upon such receipt thereof, each party releases the other from any claims against the other or against any affiliated persons or entities. This release includes, but is not limited to, any claims related to your employment with Liberate, and any claims under past or present laws or regulations, including original and amended versions of Title VII of the Civil Rights Act of 1964; the California Fair Employment and Housing Act; the Worker Adjustment and Retraining Notification Act; the California Constitution; the California Worker's Compensation Act; the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Family Medical Leave Act; the Americans with Disabilities Act; and the National Labor Relations Act. You confirm in connection with the above release that you are not aware of any such claims.

        The parties understand and acknowledge that they may not currently know of losses or claims or may have underestimated the severity of losses. Part of the consideration provided by this Agreement was given in exchange for the release of such claims. The parties hereby waive any rights or benefits under California Civil Code Section 1542, which provides that:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

        Miscellaneous.    Should you die before receiving any payments otherwise earned under this Agreement, Liberate will make such payments to your estate. Other than specifically set forth above, nothing in this Agreement modifies your existing at-will employment relationship with Liberate or otherwise changes the terms of your employment agreement.

LIBERATE TECHNOLOGIES:	YOU:
Mitchell Kertzman Chief Executive Officer Liberate Technologies

EXHIBIT A
DEFINITION OF "CHANGE IN CONTROL"

        "Change in Control" means:

  a)
  The consummation of a merger or consolidation of Liberate with or into another entity or any other corporate reorganization, if persons who did not own or control 50% or more of the voting power of Liberate immediately prior to such merger, consolidation or other reorganization own or control immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

  b)
  The sale, transfer or other disposition of all or substantially all of Liberate's assets;

  c)
  A change in the composition of Liberate's Board of Directors (the "Board"), as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of Liberate on the date 24 months prior to the date of the event that may constitute a Change in Control (the "original directors") or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

  d)
  Any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended [the "Exchange Act"]), directly or indirectly, of securities of Liberate representing at least 50% of the total voting power represented by Liberate's then outstanding voting securities. For purposes of this paragraph (d), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of Liberate or of a Parent or Subsidiary (each as defined below), and (ii) a corporation owned directly or indirectly by the stockholders of Liberate in substantially the same proportions as their ownership of the common stock of Liberate.

        A transaction shall not constitute a Change in Control if its sole purpose is to change the state of Liberate's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held Liberate's securities immediately before such transaction. A transaction shall not automatically be deemed a Change in Control if it constitutes a stock repurchase or similar action initiated by Liberate that results in Oracle Corporation or its affiliates owning at least 50% of the total voting power represented by Liberate's then outstanding voting securities unless Liberate's Board or Compensation Committee determines that such a transaction constitutes a Change in Control.

        "Parent" means any corporation (other than Liberate) in an unbroken chain of corporations ending with Liberate, if each of the corporations other than Liberate owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the effective date of this Agreement shall be considered a Parent commencing as of such date.

        "Subsidiary" means any corporation (other than Liberate) in an unbroken chain of corporations beginning with Liberate, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the effective date of this Agreement shall be considered a Subsidiary commencing as of such date.

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Form of Employee Retention Agreement